Exhibit 99.1

Contact:	U. S. Steel	Worthington Industries
	Media	Media Relations
	John Armstrong	Cathy M. Lyttle
	412.433.6792	614.438.3077
	Investors/Analysts	Investor Relations
	Dan Lesnak	Allison Sanders
	412.433.1184	614.840.3133

FOR IMMEDIATE RELEASE

U. S. STEEL AND WORTHINGTON INDUSTRIES ANNOUNCE PLAN TO EXPAND
WORTHINGTON SPECIALTY PROCESSING JOINT VENTURE

PITTSBURGH and COLUMBUS, Ohio, Sept. 23, 2008 – United States Steel Corporation (NYSE: X) and Worthington Industries, Inc. (NYSE: WOR) announced today that they have signed an agreement to expand and modify their current Worthington Specialty Processing joint venture located in Jackson, Mich. Under the terms of the agreement, U. S. Steel would contribute ProCoil Company LLC, its steel processing subsidiary in Canton, Mich., and Worthington Industries would contribute Worthington Steel Taylor, its steel processing subsidiary in Taylor, Mich. to the expanded joint venture. Both companies anticipate closing the transaction in early October, subject to customary closing conditions. Worthington Specialty Processing is currently a 50-50 joint venture. Under the new agreement, Worthington Industries will own 51 percent and U. S. Steel will own 49 percent of the joint venture. Worthington Industries will continue to be the managing partner.

The new expanded joint venture is expected to better serve the changing needs of automotive and flat-rolled customers by allowing each of the three entities to maximize their individual processing specialties.

Worthington Specialty Processing was established in 1986 to serve the automotive manufacturers’ need for high-quality, class-one processing. The facility is capable of processing master steel coils into both slit coils and sheared first operation blanks including rectangles, trapezoids, parallelograms and chevrons.

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ProCoil slits, cuts-to-length and presses blanks from steel coils to desired specifications, provides laser welding services and warehouses material for automotive customers. Worthington Steel Taylor slits, cuts-to-length and tension levels steel coils.

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Consummation of the transaction is subject to customary closing conditions and execution of final documentation. Achievement of the anticipated synergies is subject to many factors, some of which are beyond the control of the joint venture, U. S. Steel and Worthington Industries. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Forms 10-K of U. S. Steel and of Worthington Industries for the year ended December 31, 2007, and in subsequent filings for U. S. Steel and Worthington Industries with the United States Securities and Exchange Commission.

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For more information about U. S. Steel, visit www.ussteel.com.

For more information about Worthington Industries, visit www.worthingtonindustries.com.